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                     November 30, 2023

       David Jin
       Chief Financial Officer
       Fortress Biotech, Inc.
       1111 Kane Concourse, Suite 301
       Bay Harbor Islands, Florida 33154

                                                        Re: Fortress Biotech,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-35366

       Dear David Jin:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences